As filed with the Securities and Exchange Commission on October 8, 2021.

Registration No. 333-259884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ensemble Health Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8741	87-1108557
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11511 Reed Hartman Highway

Cincinnati, Ohio 45241

(704) 765-3715

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Judson Ivy

Chief Executive Officer

Ensemble Health Partners, Inc.

11511 Reed Hartman Highway

Cincinnati, Ohio 45241

(704) 765-3715

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas Holden Eric Issadore Ropes & Gray LLP 3 Embarcadero Center San Francisco, California 94111 (415) 315-2355	Michael Benjamin Shagufa Hossain Latham & Watkins LLP 885 3rd Avenue New York, NY 10022 (212) 906-1311

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and” emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-259884) (the “Registration Statement”) of Ensemble Health Partners, Inc. is being filed solely for the purpose of filing Exhibits 3.1, 3.2, 4.1, 10.7, 10.8, 10.9, 10.10, and 21.1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the Exchange listing fee.

Item	Amount to be paid(1)
SEC registration fee	$
FINRA filing fee
Exchange listing fee
Blue sky fees and expenses
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous expenses

Total	$

(1)	To be completed by amendment.

Item 14. Indemnification of directors and officers

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

We have also entered into indemnification agreements with certain of our directors. Such agreements generally provide for indemnification by reason of being our director, as the case may be. These agreements are in addition to the indemnification provided by our certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Please see the form of underwriting agreement filed as Exhibit 1.1 hereto.

Our amended and restated bylaws indemnify the directors and officers to the full extent of the DGCL and also allow the board of directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

We also maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 15. Recent sales of unregistered securities

In connection with the Golden Gate Capital Acquisition, on August 1, 2019, Ensemble Health Partners Holdings, LLC issued and sold in the aggregate 1,206,426,241 Class A Units to our Sponsors and a holding company associated with our management, for aggregate consideration of $1,206,426,241, without registration in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 16. Exhibits and financial statement schedules

Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX

Exhibit number	Description of exhibit
1.1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of Ensemble Health Partners, Inc., to be effective upon closing of this offering
3.2	Amended and Restated Bylaws of Ensemble Health Partners, Inc., to be effective upon closing of this offering
4.1	Form of Class A Common Stock Certificate
5.1*	Opinion of Ropes & Gray LLP
10.1**	Amended and Restated Master Services Agreement, dated as of August 1, 2019 by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners and Bon Secours Mercy Health, Inc.
10.2**	Credit Agreement, dated as of August 1, 2019, among Ensemble RCM, LLC Ensemble Intermediate, LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent and the lenders from time to time party thereto
10.3**	Amendment No. 1 to Credit Agreement, dated as of February 17, 2021, among Ensemble RCM, LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent and the lenders from time to time party thereto
10.4**	Pledge and Security Agreement, dated August 1, 2019, among Ensemble RCM, LLC Ensemble Intermediate, LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent and the lenders from time to time party thereto.
10.5**	Guaranty Agreement, dated August 1, 2019, among Ensemble RCM, LLC Ensemble Intermediate, LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent and the lenders from time to time party thereto.
10.6**	Guaranty Supplement, dated July 12, 2021 among Ensemble RCM, LLC Ensemble Intermediate, LLC, Odeza LLC, Goldman Sachs Bank USA, as administrative agent and collateral agent and the lenders from time to time party thereto.
10.7	Form of Amended and Restated Ensemble Health Partners Holdings, LLC Operating Agreement
10.8	Form of Tax Receivable Agreement
10.9	Form of Registration Rights Agreement
10.10	Form of Stockholders Agreement
10.11**	Lease Agreement, dated May 21, 2019, among Ensemble RCM LLC d/b/a Ensemble Health Partners and Project Angel, LLC
10.12**	Amendment to Lease, dated January 16, 2020, among Ensemble RCM LLC d/b/a Ensemble Health Partners and Project Angel, LLC
10.13**	Second Amendment to Lease, dated April 20, 2020 among Ensemble RCM LLC d/b/a Ensemble Health Partners and Blue Ash Project Company LLC
10.14**	Lease Agreement, dated September 1, 2019, among Ensemble RCM LLC d/b/a Ensemble Health Partners and Southern Holdings 3, LLC
10.15**	Lease Agreement, dated October 1, 2019, among M/S iNVERTEDi IT Consultancy Private Limited and Ketan Sharma
10.16**	Lease Agreement, dated April 28, 2018, among M/S iNVERTEDi IT Consultancy Private Limited, Sukrit Sood, Rajeev Sood, and Vishnu Bhawan.
10.17**	Lease Agreement, dated March 24, 2016, among Executive Revenue Cycle Partners, LLC d/b/a Ensemble Health Partners and Bank of America, N.A. as Trustee for the Bank of America Pension Plan
10.18**	First Amendment to Lease Agreement, dated February 26, 2018, among Executive Revenue Cycle Partners, LLC d/b/a Ensemble Health Partners and Bank of America, N.A. as Trustee for the Bank of America Pension Plan
21.1	Subsidiaries of the Registrant
23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Ensemble Health Partners Holdings, LLC. (Predecessor Audit)
23.2**	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm for Ensemble Health Partners Holdings, LLC (Successor Audit)
23.3**	Consent of PricewaterhouseCoopers LLP, Independent of Registered Public Accounting Firm, for Ensemble Health Partners, Inc.
23.4*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in the signature pages to this Registration Statement)

*	To be filed by amendment.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 8, 2021.

Ensemble Health Partners, Inc.

By:	/s/ Judson Ivy
Name:	Judson Ivy
Title:	President and Chief Executive Officer

*                *                  *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Judson Ivy Judson Ivy	President and Chief Executive Officer, Director (Principal Executive Officer)	October 8, 2021

/s/ Robert Snead Robert Snead	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 8, 2021

/s/ Gary S. Bryant Gary S. Bryant	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 8, 2021

* Steven Shulman	Director	October 8, 2021

* John Starcher	Director	October 8, 2021

* Rishi Chandna	Director	October 8, 2021

* Bernhard Nann	Director	October 8, 2021

* Douglas Ceto	Director	October 8, 2021

* By:	/s/ Judson Ivy Judson Ivy As Attorney-in-Fact